Exhibit 3.1

150103

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number
Barbara K. Cegavske	20150426139-13
Barbara K. Cegavske Secretary of State State of Nevada	Filing Date and Time 09/24/2015 11:57 AM
	Entity Number E0536112010-6

Certificate of Designation

(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For Nevada Profit Corporations
(Pursuant to NRS 78.1955)

1. Name of corporation:

Medifirst Solutions, Inc.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

50,000 shares of Preferred Stock, par value $0.0001 per share, are designated as Series B Convertible Preferred Stock with the rights, preferences and privileges as set forth in the attached Exhibit A which is incorporated herein.

3. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X [signature]

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Nevada Secretary of State Stock Designation
Revised: 1-5-15

exhibit a

CERTIFICATE OF DESIGNATION

OF

RIGHTS, PREFERENCES AND PRIVILEGES OF

SERIES B CONVERTIBLE PREFERRED STOCK

MEDIFIRST SOLUTIONS, INC.

WHEREAS, the Articles of Incorporation of the Corporation provide for a class of shares known as Preferred Stock, issuable from time to time;

WHEREAS, the Board of Directors of the Corporation is authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, to fix the number of shares constituting any such Series and to determine the designation thereof, or any of them;

WHEREAS, the Board of Directors of the Corporation desires, pursuant to its authority, to determine and fix the rights, preferences, privileges and restrictions relating to the Series B Convertible Preferred Stock and the number of shares constituting and the designation of the series;

NOW, THEREFORE, BE IT RESOLVED, the Board of Directors hereby fixes and determines the designation of, the number of shares constituting, and the rights, preferences, privileges, and restrictions of the Preferred Stock as follows:

1.            Designation of Series. The initial series of Preferred Stock will be designated "Series B Convertible Preferred Stock."

2.            Number of Shares. The number of shares constituting the Series B Convertible Preferred Stock is 50,000 shares.

3.            Dividend Preference. The holders of shares of Series B Convertible Preferred Stock will not be entitled to receive dividends.

4.            Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, subject to the rights of series of Preferred Stock that may from time to time come into existence, the holders of Series B Convertible Preferred Stock will be entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of Common Stock by reason of their ownership thereof, an amount equal to the consideration paid or deemed to have been paid for such share. If upon the occurrence of such event, the assets and funds so distributed among the holders of the Series B Convertible Preferred Stock is insufficient to permit the payment to such holders of the full above-described preferential amounts, then, subject to the rights of series of Preferred Stock that may from time to time come into existence, the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of the Series B Convertible Preferred Stock in proportion to the amount of such stock owned by each such holder.

5.            Voting Rights. Except as otherwise required by law, the holders of the Series B Convertible Preferred Stock will have no voting rights.

6.            Conversion Rights. The holders of the Series B Convertible Preferred Stock have the right to convert (“Conversion Rights”) the same into Common Stock of the Corporation at the ratio of one (1) share of Series B Convertible Preferred for five hundred (500) shares of Common Stock. Each holder of Series B Convertible Preferred Stock who desires to convert the same into shares of Common Stock pursuant to this Section 6 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or its transfer agent,, and shall give written notice to the Company at such office that such holder elects to convert the same. Such notice shall state the number of shares of Series B Convertible Preferred Stock being converted. Thereupon, the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series B Convertible Preferred Stock to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date. Notwithstanding anything to the contrary in the foregoing, a holder of shares of the Series B Convertible Preferred Stock may not exercise the Conversion Rights until the expiration of sixty (60) days from the date such shares have been issued to such holder.

7.            Redemption. The Corporation may, at its option, redeem at any time, the shares of Series B Convertible Preferred Stock, in whole or from time to time in part, upon 30 days’ written notice for a price equal to the consideration paid or deemed to have been paid for such shares by the holder. Not less than 30 days prior to the redemption date (“Redemption Date”), notice shall be given to the holders of record. Each such notice of redemption shall specify the date fixed for redemption and the redemption price. On or after the Redemption Date, the Corporation will pay to each holder of the shares called for redemption the Redemption Price by check or electronic transfer. If on the Redemption Date funds necessary for the redemption are available or deposited or set aside, then such shares will no longer be deemed outstanding, the holders thereof will cease to be shareholders and all rights with respect to such shares will terminate.

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